As filed with the Securities and Exchange Commission on September 3, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

COST PLUS, INC.

(Exact name of Registrant as specified in its charter)

California	94-1067973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 4th Street

Oakland, California 94607

(Address, including zip code, of Registrant’s principal executive offices)

COST PLUS, INC. 2004 STOCK PLAN

COST PLUS, INC. 1996 DIRECTOR OPTION PLAN

COST PLUS, INC. DEFERRED COMPENSATION PLAN

(Full title of the plan)

JOHN J. LUTTRELL

Senior Vice President and Chief Financial Officer

COST PLUS, INC.

200 4th Street

Oakland, CA 94607

(510) 893-7300

(Name, address and telephone number of agent for service)

Copies to:

HENRY P. MASSEY, JR., ESQ

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value, to be issued under 2004 Stock Plan	1,800,000 shares	$34.08	$61,344,000	$7,772.28
Common Stock, $0.01 par value, to be issued under 1996 Director Option Plan	100,000 shares	$34.08	$3,408,000	$431.79
Deferred Compensation Obligations(3)	$4,200,000	100% (3)	$4,200,000	$532.14
TOTAL			$68,952,000	$8,736.21

(1)	For the sole purpose of calculating the registration fee, the number of shares to be registered under this registration statement (the “Registration Statement”) is the number of additional shares authorized to be issued under the 2004 Stock Plan and the 1996 Director Option Plan, respectively.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on August 31, 2004 because the price at which the options to be granted in the future may be exercised is not currently determinable.

(3)	The Deferred Compensation Obligations are unsecured general obligations of Cost Plus, Inc. to pay deferred compensation in the future in accordance with the terms of the Cost Plus Deferred Compensation Plan.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3	INFORMATION INCORPORATED BY REFERENCE

The following documents and information heretofore filed with the Securities and Exchange Commission are hereby incorporated by reference:

Item 3(a)

The Registrant’s Annual Report on Form 10-K, file no. 0-14970, filed on April 15, 2004, as amended, which contains audited financial statements for the Registrant’s fiscal year ended January 31, 2004, the latest fiscal year for which such statements have been filed.

Item 3(b)

The Registrant’s Quarterly Report on Form 10-Q, file no. 0-14970, filed June 10, 2004, which contains unaudited financial statements for the Registrant’s quarter ended May 1, 2004.

The Registrant’s Interim Report on Form 8-K, file no. 0-14970, filed February 5, 2004.

The Registrant’s Interim Report on Form 8-K, file no. 0-14970, filed March 18, 2004.

The Registrant’s Interim Report on Form 8-K, file no. 0-14970, filed May 7, 2004.

The Registrant’s Interim Report on Form 8-K, file no. 0-14970, filed May 20, 2004.

The Registrant’s Interim Report on Form 8-K, file no. 0-14970, filed August 6, 2004.

The Registrant’s Interim Report on Form 8-K, file no. 0-14970, filed August 19, 2004.

Item 3(c)

Items 1 and 2 of the Registrant’s registration statement on Form 8-A filed on March 1, 1996, as amended by Amendment No. 1 to Form 8-A filed on March 27, 1996, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4	DESCRIPTION OF SECURITIES

Deferred Compensation Obligations:

The securities being registered under the Cost Plus Deferred Compensation Plan (the “Compensation Plan”) represent obligations (the “Obligations”) of the Company to pay deferred compensation in the future in accordance with the terms of the Compensation Plan, which is filed as Exhibit 4.6 to this Registration Statement.

The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future according to the terms of the Compensation Plan from the general assets of the Company, and rank equally with other unsecured and unsubordinated indebtedness of the Company.

The amount of eligible compensation to be deferred by each participant is determined in accordance with the terms of the Compensation Plan based on elections by the participant, which generally shall not exceed 70% of base salary, plus up to 100% of bonus compensation and commissions. Amounts credited to a participant’s account are credited with deemed investment returns equal to the experience of selected investment funds offered under the Compensation Plan and elected by the participant. The Obligations are generally payable upon a date or dates selected by the participant in accordance with the terms of the Compensation Plan. The Obligations are generally payable in the form of a lump-sum distribution or in installments, at the election of the participant made in accordance with the terms of the Compensation Plan.

A participant may designate one or more beneficiaries to receive any portion of any Obligations payable in the event of the participant’s death.

The Compensation Plan may be amended or terminated at any time and for any reason, except that no amendment or termination shall have any retroactive effect to reduce any amounts credited to a participant’s account. If the Compensation Plan is terminated, the payment of the Obligations will be accelerated.

Item 5	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

Item 6	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 317 of the California Corporations Code makes provisions for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. The Registrant has entered into indemnification agreements to such effect with its officers and directors.

Article FIFTH of Registrant’s Restated Articles of Incorporation and Article XIV, Section 14.9 of the By-laws of Registrant provide that the Registrant shall indemnify directors and officers of the Registrant to the maximum extent permitted by the California Corporations Code and shall have the power to indemnify certain other agents of the Registrant. Persons covered by this indemnification provision include current and former directors, officers, employees and other agents of the Registrant as well as persons who serve at the request of the Registrant as directors, officers, employees or agents of another enterprise.

The Registrant has the power, to the extent and in the manner permitted by Section 317 of the California Corporations Code, to indemnify each of its employees and agents (other than directors and officers) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Company. For this purpose, an “employee” or “agent” of the Registrant includes any person (i) who is or was an employee or agent of Registrant, (ii) who is or was serving at the request of Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of Registrant or of another enterprise at the request of such predecessor corporation.

The Registrant has entered into separate indemnification agreements with its directors and officers, which may require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7	EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8	EXHIBITS

EXHIBIT INDEX

Exhibit Number	Description	Sequential Page Number

4.1	Amended and Restated Articles of Incorporation, as filed with the California Secretary of State on April 1, 1996, incorporated by reference to Exhibit 3.1 to the Form 10-K filed for the year ended February 1, 1997.

4.1.1	Certificate of Amendment of Restated Articles of Incorporation, as filed with the California Secretary of State on February 25, 1999, incorporated by reference to Exhibit 3.1 to the Form 10-Q filed for the quarter ended May 1, 1999.

4.1.2	Certificate of Amendment of Restated Articles of Incorporation, as filed with the California Secretary of State on September 24, 1999, incorporated by reference to Exhibit 3.1.2 to the Form 10-K filed for the fiscal year ended January 29, 2000.

4.2	Certificate of Determination, as filed with California Secretary of State on July 27, 1998, incorporated by reference to Exhibit 3.2 to the Form 10-K filed for the fiscal year ended January 30, 1999.

4.3	Amended and Restated By-laws, dated February 26, 2004, incorporated by reference to Exhibit 3.3 to the Form 10-K filed for the year ended January 31, 2004.

4.4	Cost Plus, Inc. 2004 Stock Plan.

4.5	Cost Plus, Inc. 1996 Director Option Plan, as amended July 1, 2004.

4.6	Cost Plus, Inc. Deferred Compensation Plan effective October 1, 1997, as amended and restated effective May 21, 2004.

5.1	Opinion of Counsel as to Legality of Securities Being Registered.

23.1	Independent Auditors’ Consent.

23.2	Consent of Counsel (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (see page II-7).

Item 9	UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Cost Plus, Inc., a corporation organized and existing under the laws of the State of California, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on September 3, 2004.

COST PLUS, INC.

By:	/s/ John J. Luttrell
John J. Luttrell,
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Murray H. Dashe and John J. Luttrell, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Murray H. Dashe (Murray H. Dashe)	Chairman, President, Chief Executive Officer and Director	September 3, 2004

/s/ John J. Luttrell (John J. Luttrell)	Senior Vice President and Chief Financial Officer	September 3, 2004

/s/ Joseph H. Coulombe Joseph H. Coulombe	Director	September 3, 2004

/s/ Barry J. Feld Barry J. Feld	Director	September 3, 2004

/s/ Danny W. Gurr Danny W. Gurr	Director	September 3, 2004

/s/ Fredric M. Roberts Fredric M. Roberts	Director	September 3, 2004

/s/ Kim D. Robbins Kim D. Robbins	Director	September 3, 2004

/s/ Thomas D. Willardson Thomas D. Willardson	Director	September 3, 2004